Exhibit (d)(3)

May 21, 2012

PRIVATE AND CONFIDENTIAL

Joseph P. Schneider

President and CEO

LaCrosse Footwear, Inc.

17634 NE Airport Way

Portland, Oregon 97230

Dear Joe:

Thank you very much again for your time and hospitality during our visit to Portland last month. Also, we would like to congratulate you on your successful first quarter results.

Since our visit, we have continued to evaluate a potential business combination between our companies and have engaged in discussions with our senior management team regarding this opportunity. Based on these discussions and information provided to date regarding LaCrosse Footwear, Inc. (“LaCrosse” or the “Company”), as well as our understanding of and respect for the Company, we are very interested in exploring a potential transaction between the Company and ABC-Mart, Inc. (“ABC”). The Company and ABC are referred to individually herein as a “Party,” and collectively herein as the “Parties.”

Our respective financial advisors have engaged in preliminary, non-binding discussions regarding the terms of a possible acquisition of the Company by ABC (the “Proposed Transaction”). Although no definitive agreements have been entered into regarding the Proposed Transaction, ABC and the Company have concluded that it is in their mutual best interests to continue these discussions. In consideration of the substantial time and resources the Parties plan to devote to the Proposed Transaction on an accelerated basis, the Company and ABC agree as follows:

1.	Exclusivity. During the period commencing on the date of this letter agreement until the earlier of (a) the execution of a definitive agreement between the Parties regarding the Proposed Transaction, or (b) the termination of this letter agreement pursuant to Section 3 hereof (the “Exclusive Period”), the Company and its directors, officers, employees or affiliates or any investment banker, attorney or other advisor, agent or representative that may be retained by any of them (collectively, “Representatives”) will not, directly or indirectly, solicit or initiate or enter into discussions or transactions with, encourage, or provide any information to any individual, corporation, partnership or other entity or group (other than ABC and its Representatives) concerning any merger, recapitalization or sale of securities or assets (other than the sale of inventory in the ordinary course of the Company’s business), or any similar transaction or alternative to the Proposed Transaction (any such transaction referred to herein as an “Acquisition Proposal”). The Company represents that neither it nor any of its affiliated entities is party to or bound by any agreement with respect to any Acquisition Proposal other than as contemplated in this letter agreement.

2.	Publicity. The Company, on behalf of itself and its Representatives, and ABC, on behalf of itself and its Representatives, each agree that it will not, without the prior written consent of the other Party, disclose to any person (a) that ABC or its Representatives have reviewed information about a potential transaction involving the Company, (b) that ABC or its Representatives are considering or have considered such a potential transaction, (c) that discussions or negotiations are taking place or have taken place concerning a potential transaction involving the Company, on the one hand, and ABC or its Representatives, on the other hand, or (d) any term, condition or other fact relating to a potential transaction or such discussions or negotiations, including without limitation the status thereof or the subject matter of this letter agreement or any other agreement between the Company and ABC or its Representatives.

3.

Termination. This letter agreement may be terminated at any time by mutual written agreement of the Parties. In addition, upon two (2) business days prior written notice to the other Party, this letter agreement may be terminated by either Party for any reason after June 22, 2012. The rights and obligations under

May 21, 2012

Sections 4 through 9 hereof shell survive any termination of this letter agreement. Nothing contained in this letter agreement shall prohibit the Company or the Company’s Board of Directors from taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable law.

4.	Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and delivered by hand delivery or sent by facsimile transmission or e-mail to the other Party at the address set forth below, and shall be sufficiently given at such time as it is received, it personally delivered, or when receipt is confirmed by an acknowledgement automatically generated by a facsimile machine or other electronic device:

If to ABC:	ABC-Mart, Inc. 19F Shibuya Mark City West 1-12-1 Dogenzaka, Shibuya-ku, Tokyo 150-0043, Japan Attn: Minoru Noguchi Facsimile: +81 (3)3476-5623 E-mail: m.noguchi@abc-mart.co.jp with a copy to:

Paul Hastings Foreign Law Joint Enterprise

34F Ark Mori Building, 1-12-32 Akaska, Minatoku,

Tokyo 107-6034, Japan

Attn: Toshiyuki Arai

Facsimile: +81 (3)6229-7010

E-mai1: toshiyukiarai@paulhastings.com

If to the Company:	LaCrosse Footwear, Inc. 17634 NE Airport Way Portland, Oregon 97230 Attn: Joseph P. Schneider, President & CEO Facsimile: (503) 382-2509 E-mail: jschneider@lacrossefootwear.com

with a copy to:	Garvey Schubert Barer 1191 Second avenue, 18th Floor Seattle, Washington 98101 Attn: Bruce A. Robertson Facsimile: +1 (206) 464-0125 E-mail: brobertson@gsblaw.com or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so personally delivered or transmitted.

5.	Governing Law; Jurisdiction and Venue. The internal laws of the State of Oregon (without regard to its conflicts of law principles) will govern the validity of this letter agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties hereto.

6.

Amendment and Waiver. Any term or provision of this letter agreement may be amended only by the written consent of each of the Parties hereto. The observance of any term of this letter agreement may he waived (either generally or in a particular instance and either retroactively or prospectively) only by a

May 21, 2012

writing signed by the Party to be bound by such waiver. The waiver by a Party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

7.	Relationship to Confidentiality Agreement. To the extent that this letter agreement conflicts with or otherwise is inconsistent with that certain Confidentiality Agreement, dated February 28, 2011, the terms of this letter agreement shall govern and prevail.

8.	Counterparts. This letter agreement may be executed in counterparts, each of which will be an original as regards to any Party whose signature appears thereon and all of which together will constitute one and the same instrument.

9.	Authority. Each party represents and warrants to the other that it has the power and authority to enter into this letter agreement, that the execution, delivery and performance of this letter agreement have been duly authorized, and that this letter agreement has been duly executed and delivered by a duly authorized representative of such party and constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

Please confirm your agreement with the foregoing by signing and returning one copy to the undersigned, whereupon this letter agreement shall become binding.

Very truly yours, ABC-Mart, Inc.

By:	/s/ Minoru Noguchi
Signature Print Name: Minoru Noguchi Title: President

ACCEPTED AND AGREED (as of the date first written above):

LaCrosse Footwear, Inc

By:	/s/ Joseph P. Schneider
Signature
	Print Name:	Joseph P. Schneider

Title:	President CEO

[Signature Page to Exclusivity Letter Agreement]